Exhibit 99.1

Contacts:

HemoSense, Inc.	Lippert/Heilshorn & Associates
Paul Balsara, VP Finance & CFO	Don Markley or Brandi Floberg
pbalsara@hemosense.com	bfloberg@lhai.com
(408) 240-3794	(310) 691-7100

HemoSense Names Harvey Schloss to Board of Directors

SAN JOSE, Calif. (April 27, 2006) – HemoSense, Inc. (AMEX:HEM) today announced the appointment of Harvey Schloss to its board of directors and as a member of the audit committee, effective April 25, 2006. This appointment increases the HemoSense board membership to seven.

Mr. Schloss has more than 30 years experience in senior-level financial and operating positions with technology companies and professional service firms.

“We are delighted to have Harvey Schloss join our board of directors, and look forward to calling upon his financial expertise,” said Jim Merselis, HemoSense president and chief executive officer. “Harvey’s experience in developing and managing fast growing organizations will also be an important asset to HemoSense as we continue to expand operations and increase revenue.”

Previously, Mr. Schloss was managing director and chief operating officer of Mayfield Fund, a top-tier venture capital firm. He also served as vice president of finance and practice management systems for Wilson Sonsini Goodrich & Rosati, one of the country’s leading law firms focused on the technology industry. During his career, he has served as the chief financial officer for several companies, including Callisma, Power Up Software Corporation, IntelliCorp Inc., BR Communications, and W.H. Freeman and Company. He currently serves on the board of directors of two non-profit service organizations, Jewish Family and Children’s Services and Scott Street Senior Housing Corporation. Mr. Schloss holds a master’s degree in international relations from New York University, and bachelor’s degree from the University of Rochester.

About HemoSense

HemoSense develops, manufactures and markets easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin. The HemoSense INRatio® system, used by healthcare professionals and patients themselves, consists of a small monitor and disposable test strips. It provides accurate and convenient measurement of blood clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements concerning the Company’s ability to expand operations and increase future revenue profitability are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties which may cause the actual results to differ materially from the statements contained herein. Further information on the

Company’s business and risk factors are detailed in its filings with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended December 31, 2005 filed on February 14, 2006. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.

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